Suite 2800, 1100 Peachtree Street NE Atlanta, GA 30309-4528 t 404 815 6500 f 404 815 6555

_______________, 2021

Delaware Group Adviser Funds
[address]

Ladies and Gentlemen:

We have acted as counsel to the independent trustees of Managed Portfolio Series, an open-end registered investment company (the “Acquiring Entity”), on behalf of its series, the Jackson Square Large-Cap Growth Fund (the “Acquiring Fund”) with respect to its consideration of the acquisition of the Delaware U.S. Growth Fund (the “Target Fund”), a series of the Delaware Group Adviser Funds, an open-end registered investment company (“Target Entity”), as contemplated pursuant to that certain Agreement and Plan of Reorganization dated ______ (the “Agreement”) by and among the Acquiring Entity on behalf of the Acquiring Fund, the Target Entity on behalf of the Target Fund; for certain provisions of the agreement, Delaware Management Company, a series of Macquarie Investment Management Business Trust (“Delaware MC”), investment adviser of the Target Fund; and, for certain provisions of the agreement, Jackson Square Partners, LLC (“Jackson Square”), investment adviser of the Acquiring Fund (collectively, the transactions contemplated thereby, the “Reorganization”). The shares to be issued in the Reorganization are being registered pursuant to a combined Proxy Statement and Prospectus on Form N-14 (File No. 333-______________) (the “Registration Statement”) filed on ____________, 2021 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “1933 Act”) and the Investment Company Act of 1940, as amended (the “1940 Act”).

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such records, certificates of corporate officers and government officials, instruments and other documents, as we have deemed necessary or appropriate for purposes of this opinion. Without limitation, we have reviewed and relied upon a copy of the Acquiring Entity’s Certificate of Trust, Declaration of Trust, By-Laws, the record of the various actions by the Trustees thereof, the accuracy and completeness of which we have assumed. We have further reviewed such agreements, certificates of public officials, certificates and oral representations of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we have deemed necessary and advisable. As to any facts material to the opinions expressed herein, we have relied upon the representations and warranties of the Acquiring Entity and the Target Entity in the Agreement and such other statements and representations of officers and other representatives of the Acquiring Entity, the Acquiring Fund, the Target Entity, the Target Fund, Delaware MC, Jackson Square, and others as we have deemed necessary and advisable, in each case without independent verification of their accuracy.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified, conformed, facsimile, electronic or photostatic copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or

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Delaware Group Adviser Funds
_______, 2021

other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

In rendering our opinions below, we have also assumed that: (i) each of the Trustees of the Acquiring Entity has been duly elected by shareholders of the respective entity; and (ii) the validity of voting by the requisite percentage of shareholders of the Target Fund reported to us to have approved the Reorganization and the compliance of such voting with applicable federal and state securities laws (including, without limitation, the 1933 Act and the 1940 Act) and the governing documentation of the Target Entity.

Based on the foregoing and subject to the qualifications set forth below, we render the following opinions:

(i.)The Acquiring Entity is duly organized, validly existing and in good standing under the laws of the State of Delaware and has power to own assets and to carry on its business as presently conducted and the Acquiring Fund is a separate series thereof duly constituted in accordance with the applicable provisions of the 1940 Act and the organizational documents of the Acquiring Entity;

(ii.)The Agreement has been duly authorized, executed and delivered on behalf of the Acquiring Entity and, assuming the due authorization, execution and delivery of the Agreement by all other parties, is the valid and binding obligation of the Acquiring Entity enforceable against the Acquiring Entity in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and other equitable principles;

(iii.)The shares of the Acquiring Fund to be issued in the Reorganization to the Target Fund’s shareholders as provided by the Agreement are duly authorized and will be validly issued and outstanding and, assuming receipt by the Acquiring Fund of the consideration contemplated hereby, fully paid and nonassessable shares in the Acquiring Fund, and no shareholder of the Acquiring Fund has any preemptive right of subscription or purchase in respect thereof;

(iv.)The execution and delivery of the Agreement did not, and the performance by the Acquiring Entity of its obligations hereunder will not, violate the Acquiring Entity’s organizational documents;

(v.)The Acquiring Entity is duly registered with the Commission as an open-end management investment company under the 1940 Act, and, to our knowledge, its registration with the Commission is in full force and effect;

(vi.)We have not been made aware of any material legal proceedings pending as of the date of this letter against the Acquiring Entity with respect to the Acquiring Fund; and

(vii.)To the knowledge of such counsel, no consent, approval, authorization or order of any court or governmental authority is required for the consummation by the Acquiring Entity of the transactions contemplated by this Agreement except such as have been obtained.

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Delaware Group Adviser Funds
_______, 2021

We are opining herein as to the effect on the subject transaction only of the federal laws of the United States and the General Corporation Law of the State of Delaware (and the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law) and the laws of the State of Delaware. We express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

Our opinions set forth above are subject to (i) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and transfer, moratorium or other laws now or hereafter in effect relating to or affecting the rights or remedies of creditors generally and (ii) general principles of equity (whether applied in a proceeding at law or in equity) including, without limitation, standards of materiality, good faith, fair dealing and reasonableness in the interpretation and enforcement of contracts and the discretion of the court before which any proceeding may be brought, and the application of such principles to limit the availability of equitable remedies such as specific performance.

This opinion has been prepared solely for your use in connection with the Agreement, and may not be relied upon by any other persons for any other purpose.

Very truly yours,

KILPATRICK TOWNSEND & STOCKTON LLP

By:
__________________, a Partner

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